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                                                                    EXHIBIT 99.1

         CASH SYSTEMS, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2003
                                FINANCIAL RESULTS

MINNEAPOLIS, March 31, 2004 - Cash Systems, Inc. (Amex: CKN), a provider of cash access solutions for the gaming industry, today announced financial results for the fourth quarter and full year 2003.

Highlights for the fourth quarter of 2003 relative to the same quarter last year were as follows:

      -     Total revenues increased 77.6% to $8.8 million

      -     Income from operations improved approximately $1.0 million to
            $585,000

      -     Operating Margin improved to 6.7%

      -     Net income improved to $330,000, or $0.02 per diluted share

Highlights for fiscal 2003 compared to fiscal 2002 were as follows:

      -     Total revenues increased 113.2% to $32.7 million

      - Income from operations improved approximately $2.9 million to $2.3 million

      -     Operating Margin reached 7.2%

      -     Net income improved to $1.65 million, or $0.12 per diluted share

Craig Potts, President and Chief Executive Officer of Cash Systems, Inc. stated, "We worked diligently over the last fiscal year to develop and leverage our superior cash access technology to assist our customers in attaining improved profitability. Our efforts produced record financial results for the quarter and fiscal year, as well as significant new customer growth. We are now providing cash access services at Grand Casino Coushatta, the five Seminole tribal casinos in Florida, the Agua Caliente and Spa Resort Casinos, and Trump Casino in Gary, Indiana."

FOURTH QUARTER FINANCIAL RESULTS

Revenue for the fourth quarter was $8.8 million, an increase of 77.6%, compared to $4.9 million in the fourth quarter of fiscal 2002. Income from operations was $585,000, an approximate $1.0 million improvement from the prior year period. Net income increased over $500,000 to $330,000, compared to a net loss of $195,000 in the prior year period. Diluted net income per share improved to $0.02, compared to a loss of ($0.01) in the prior year.

FISCAL 2003 FINANCIAL RESULTS

Revenue for fiscal 2003 was $32.7 million, an increase of 113.2%, compared to $15.3 million in fiscal 2002. Income from operations was $2.3 million, an approximate $2.9 million improvement compared to fiscal 2002. Net income was $1.7 million, a positive improvement of nearly $2.7 million, when compared to the net loss of approximately $971,000 in the prior year period. Diluted net income per share improved to $0.12, compared to a loss of ($0.08) in the prior year.

Liquidity

Earlier this month the Company announced the partial closing of a financing transaction with institutional investors and other accredited investors through a private placement of 1.8 million shares of the Company's common stock at purchase price per share of $5.00. The Company anticipates closing on the remaining 190,000 shares by early April 2004.

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The net proceeds to the Company from the entire $10 million offering, after expenses, will be approximately $9.2 million. The Company intends to use the proceeds from this offering for general working capital and potential acquisitions, should any arise. Current cash balances and operating cash flow are expected to provide the Company with sufficient resources to meet its existing obligations, currently planned capital expenditure requirements and funding for internal growth initiatives.

Earnings Conference Call

The call can be accessed live over the phone by dialing 1-877-691-0879 or for international callers by dialing 1-973-582-2745. A replay of the call will be available one hour after the call and can be accessed by dialing 1-877-519-4471 and entering passcode number: 4652042. The replay will be available until April 6, 2004.

ABOUT CASH SYSTEMS, INC.

Minneapolis-based Cash Systems, Inc. has grown from a regional ATM provider to one of four cash access companies serving the gaming industry. Cash Systems' products include its proprietary cash advance systems, ATMs and check cashing solutions. Cash Systems' gaming clients are comprised of both Native American and commercial entities. Please visit http://www.cashsystemsinc.com for more information.

This press release may contain forward-looking statements, including the Company's beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, the successful execution of the Company's plan of operation, changes in the Company's anticipated earnings, continuation of current contracts, gaming and other applicable regulations, and other factors detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Forms 10-KSB and 10-QSB. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update any forecasts that it may make available to the investing public.

Contacts:
Cash Systems      Don Duffy/Ashley Ammon
Chris Larson      Integrated Corporate Relations
952-895-8399      203-222-9013


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                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2003 and 2002


                                    ASSETS
                                                                    2003              2002
                                                                -----------       -----------
CURRENT ASSETS
    Cash                                                        $ 3,035,747       $ 1,094,247
    Due from officer                                                 25,000                --
    Prepaid commissions                                             362,000            54,167
    Other receivable                                                617,739                --
    Deferred income taxes                                           299,000                --
    Other current assets                                          1,052,623            52,105
                                                                -----------       -----------
        Total Current Assets                                      5,392,109         1,200,519
                                                                -----------       -----------
PROPERTY AND EQUIPMENT, NET                                       1,855,791         1,211,737
                                                                -----------       -----------
OTHER ASSETS
    Deposits and other                                                1,154             2,503
    Other receivable                                                     --           516,583
    Long-term receivable                                            453,295           170,893
    Debt issuance costs, net                                             --            46,228
                                                                -----------       -----------
        Total Other Assets                                          454,449           736,207
                                                                -----------       -----------
           TOTAL ASSETS                                         $ 7,702,349       $ 3,148,463
                                                                ===========       ===========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
    Checks issued in excess of cash in bank                     $   686,118       $        --
    Current portion of long-term debt                               631,434           665,062
    Current portion of capital lease obligations                         --             7,849
    Notes payable - stockholders                                         --           101,646
    Accounts payable - trade                                      1,734,653           262,074
    Credit card cash advance fees payable                           743,423           640,434
    ATM commissions payable                                         331,944           304,692
    Credit card chargebacks payable                                 103,957           365,210
    Check cashing commissions payable                                91,146                --
    Other accrued expenses                                          221,357            90,381
                                                                -----------       -----------
        Total Current Liabilities                                 4,544,032         2,437,348

LONG-TERM LIABILITIES
    Long-term debt, net                                              81,601            17,598
    Capital lease obligations, net of current portion                    --             1,462
    Deferred income taxes                                           354,000                --
                                                                -----------       -----------
        Total Liabilities                                         4,979,633         2,456,408
                                                                -----------       -----------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
    Common stock, par value of $0.001, 50,000,000 shares
      authorized, 12,892,735 and 12,600,195 shares issued
      and outstanding                                                12,893             2,600
    Additional paid-in capital                                    1,872,747         1,409,421
    Warrants                                                      1,341,057         1,341,057
    Deferred consulting services                                   (207,359)         (119,742)
    Accumulated deficit                                            (296,622)       (1,951,281)
                                                                -----------       -----------
        Total Stockholders' Equity                                2,722,716           692,055
                                                                -----------       -----------
               TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $ 7,702,349       $ 3,148,463
                                                                ===========       ===========


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                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 For the Years Ended December 31, 2003 and 2002


                                                                            2003                            2002
                                                                ----------------------------    ----------------------------
                                                                   Amount         Percent          Amount          Percent
                                                                ------------    ------------    ------------    ------------
COMMISSIONS                                                     $ 32,728,186           100.0    $ 15,347,357           100.0
                                                                ------------    ------------    ------------    ------------
OPERATING EXPENSES
      Commissions                                                 15,516,074            47.4       8,386,985            54.6
      Processing costs                                             6,334,685            19.4       2,946,886            19.2
      Armored carrier services                                       447,090             1.4         346,564             2.3
      Payroll and related taxes                                    2,780,325             8.5       1,257,824             8.2
      Warrants issued for debt conversions                                --              --         346,775             2.3
      Compensation expense related to warrants and options           185,105             0.6         209,416             1.4
      Other                                                        4,553,552            13.8       1,831,651            11.9
      Depreciation and amortization                                  569,658             1.7         536,156             3.5
                                                                ------------    ------------    ------------    ------------
            Total Operating Expenses                              30,386,489            92.8      15,862,257           103.4
                                                                ------------    ------------    ------------    ------------
      Income (Loss) from Operations                                2,341,697             7.2        (514,900)           (3.4)
                                                                ------------    ------------    ------------    ------------
OTHER INCOME (EXPENSE)
      Interest expense                                              (411,812)           (1.3)       (242,250)           (1.6)
      Amortization of original issue discount                       (133,843)           (0.4)       (215,726)           (1.4)
      Interest income                                                    617             0.0           1,825             0.1
                                                                ------------    ------------    ------------    ------------
            Total  Other Income (Expense)                           (545,038)           (1.7)       (456,151)           (2.9)
                                                                ------------    ------------    ------------    ------------
      Income (Loss) Before Income Taxes                            1,796,659             5.5        (971,051)           (6.3)

PROVISION FOR INCOME TAXES                                           142,000             0.4              --             0.0
                                                                ------------    ------------    ------------    ------------
NET INCOME (LOSS)                                               $  1,654,659             5.1    $   (971,051)           (6.3)
                                                                ============    ============    ============    ============
NET INCOME (LOSS) PER COMMON SHARE - BASIC                      $       0.13                    $      (0.08)
                                                                ============                    ============
NET INCOME (LOSS) PER COMMON SHARE - DILUTED                    $       0.12                    $      (0.08)
                                                                ============                    ============
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC                12,740,653                      12,070,113
                                                                ============                    ============
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - DILUTED              13,500,976                      12,070,113
                                                                ============                    ============